EXHIBIT 99.1

NEWS RELEASE

Contact(s):	Media Inquiries:	Visteon Corporation
	Greg Gardner	Public Affairs
	313-755-0927	17000 Rotunda Drive
	ggardne9@visteon.com	Dearborn, MI 48120
Facsimile: 313-755-7983

Investor Inquiries:
Derek Fiebig
313-755-3699
dfiebig@visteon.com

Patrick Stobb
313-755-3357
pstobb@visteon.com

VISTEON CORPORATION REPORTS SECOND QUARTER RESULTS; COMPLETES EXIT OF ITS SEATING OPERATIONS

DEARBORN, Mich., July 18, 2003 — Visteon Corporation (NYSE: VC) today announced a net loss of $167 million or $1.33 per share for the Second Quarter 2003, which includes a previously announced special charge associated with the exit of its seating business located in Chesterfield, Michigan. This compares with net income of $72 million or $0.56 per share in the Second Quarter 2002, with no special items reported during the period.

Included in the Second Quarter 2003 results, Visteon recorded special charges of $170 million ($266 million before tax) related primarily to costs associated with the exit of its seating business and continued implementation of its European Plan for Growth.

“Our operating performance remains solid despite difficult market conditions. We continue to make good progress on key restructuring actions that are fundamental to the company’s long-term success,” said Peter J. Pestillo, Visteon Chairman and Chief Executive Officer. “This quarter, we finalized the agreement to exit our seating business and made further progress on our European Plan for Growth, which remains on track. During the Second Half of the year we must maintain our momentum towards implementing our key objectives and continue to successfully launch our new products.”

First Half Results
For First Half 2003, Visteon reported a net loss of $182 million or $1.45 per share compared with a net loss of $266 million or $2.07 per share during First Half 2002; both periods include special charges.

Visteon’s First Half 2003 results included special charges of $190 million ($297 million before tax) associated primarily with the exit of its seating business, the continued

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NEWS RELEASE

implementation of the European Plan for Growth, and other actions at its North American plants.

In First Half 2002, Visteon’s results included special charges of $74 million ($116 million before tax) and $265 million for the non-cash write-off for the value of goodwill associated with the adoption of SFAS No. 142.

Sales and Non-Ford Business Wins
Second Quarter 2003 sales totaled $4.6 billion, compared with $5.0 billion in the Second Quarter 2002. The decrease compared with a year ago reflects a 14% reduction in Ford’s North American volumes, offset partially by growth in non-Ford sales and the favorable impact of exchange rates. Non-Ford sales during the Second Quarter 2003 totaled $1.0 billion, up $110 million or 12% compared with the Second Quarter 2002. Non-Ford sales represented 22% of total sales in Second Quarter 2003, up from 18% for the same period in 2002.

Sales for First Half 2003 totaled $9.3 billion, down $191 million from the same period a year ago. This decrease compared with a year ago reflects a 8% reduction in Ford’s North American production, offset partially by higher non-Ford sales and favorable exchange rates.

Visteon won approximately $220 million of net, non-Ford business during First Half 2003, lower than the total for the same period a year ago. As previously indicated, the timing of targeted new business awards is more heavily weighted to Second Half 2003.

Exit of Seating Business
In March 2003, Visteon announced that it will exit its unprofitable and non-core seating business through a cooperative agreement with Ford. The agreement represents the joint efforts of Visteon, Ford, and the United Auto Workers. Visteon recorded pre-tax costs of about $217 million in the Second Quarter 2003 associated with this action. Visteon’s sales in First Half 2003 include seating revenue of $246 million, with no seating revenue expected in Second Half 2003. Visteon reported seating revenue of $285 million and $542 million for First Half and full year 2002, respectively.

Cash and Liquidity
Visteon ended the quarter with $851 million in cash and marketable securities, down from $947 million at March 31, 2003. The decline reflected primarily increased capital expenditures and trade working capital. Debt increased slightly during the Second Quarter to $1.7 billion, reflecting primarily the initial draw on the company’s term loan to finance new construction for its facilities consolidation in Southeast Michigan. Debt to capital remains solid at 37%.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 75,000 employees and a global delivery system of more than 180 technical, manufacturing, sales, and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into

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NEWS RELEASE

actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

3.

VISTEON CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA
(in millions, except per share amounts, percentages and as noted)

			2003
			over/(under)
	2003		2002

	Second	First	Second	First
	Quarter	Half	Quarter	Half

	(unaudited)
Sales
Ford and affiliates	$3,592	$7,313	$(536)	$(461)
Other customers	1,021	2,004	110	270

Total sales	$4,613	$9,317	$(426)	$(191)

Depreciation and amortization
Depreciation	$144	$284	$4	$4
Amortization	25	48	5	7

Total depreciation and amortization	$169	$332	$9	$11

Selling, administrative and other expenses	$239	$481	$23	$63
Loss before income taxes	$(256)	$(275)	$(373)	$(285)
Net loss
As reported	$(167)	$(182)	$(239)	$84
Before cumulative effect of change in accounting	(167)	(182)	(239)	(181)
Net loss per share (basic and diluted)
As reported	$(1.33)	$(1.45)	$(1.89)	$0.62
Before cumulative effect of change in accounting	$(1.33)	$(1.45)	$(1.89)	$(1.44)
Average diluted shares outstanding	125.7	125.9	(3.4)	(2.3)
Special charges (1)
Included in costs of sales	$266	$292	$266	$176
Included in selling, administrative and other expenses	—	5	—	5

Total pre-tax special charges	$266	$297	$266	$181

After-tax special charges, including effect of change in accounting	$170	$190	$170	$(149)
Special charges per share, based on average diluted shares outstanding above	$1.35	$1.51	$1.35	$(1.13)
Effective tax rate	36%	36%	—	—
Capital expenditures	$222	$403	$63	$104
Cash (used in) provided by operating activities	$67	$(68)	$(328)	$(521)
Cash and borrowing (at end of period)
Cash and marketable securities		$851		$(368)
Borrowing		1,700		(109)

1 - Special charges relate to restructuring and other actions, including the non-cash write down in the value of goodwill associated with the adoption of SFAS 142 of $265 million after-tax in the First Quarter 2002.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended June 30, 2003 and 2002
(in millions, except per share amounts)

	Second Quarter		First Half

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Sales
Ford and affiliates	$3,592	$4,128	$7,313	$7,774
Other customers	1,021	911	2,004	1,734

Total sales	4,613	5,039	9,317	9,508
Costs and expenses (Notes 2 and 4)
Costs of sales	4,625	4,696	9,102	9,052
Selling, administrative and other expenses	239	216	481	418

Total costs and expenses	4,864	4,912	9,583	9,470
Operating income (loss)	(251)	127	(266)	38
Interest income	4	5	8	11
Interest expense	24	24	47	53

Net interest expense	(20)	(19)	(39)	(42)
Equity in net income of affiliated companies (Note 2)	15	9	30	14

Income (loss) before income taxes, minority interests and change in accounting	(256)	117	(275)	10
Provision (benefit) for income taxes	(98)	38	(110)	(2)

Income (loss) before minority interests and change in accounting	(158)	79	(165)	12
Minority interests in net income of subsidiaries	9	7	17	13

Income (loss) before change in accounting	(167)	72	(182)	(1)
Cumulative effect of change in accounting, net of tax (Note 11)	—	—	—	(265)

Net income (loss)	$(167)	$72	$(182)	$(266)

Basic and diluted income (loss) per share (Note 6)
Before cumulative effect of change in accounting	$(1.33)	$0.56	$(1.45)	$(0.01)
Cumulative effect of change in accounting (Note 11)	—	—	—	(2.06)

Basic and diluted	$(1.33)	$0.56	$(1.45)	$(2.07)

Cash dividends per share	$0.06	$0.06	$0.12	$0.12

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	June 30,	December 31,
	2003	2002

	(unaudited)
Assets
Cash and cash equivalents	$848	$1,204
Marketable securities	3	74

Total cash and marketable securities	851	1,278
Accounts receivable — Ford and affiliates	1,700	1,401
Accounts receivable — other customers	1,056	828

Total receivables, net	2,756	2,229
Inventories (Note 9)	852	878
Deferred income taxes	198	199
Prepaid expenses and other current assets	176	153

Total current assets	4,833	4,737
Equity in net assets of affiliated companies	188	191
Net property	5,565	5,443
Deferred income taxes	790	566
Other assets	226	233

Total assets	$11,602	$11,170

Liabilities and Stockholders’ Equity
Trade payables	$2,136	$2,083
Accrued liabilities	1,031	1,021
Income taxes payable	36	14
Debt payable within one year	320	348

Total current liabilities	3,523	3,466
Long-term debt	1,380	1,298
Postretirement benefits other than pensions	2,364	2,283
Other liabilities	1,450	1,142
Deferred income taxes	3	3

Total liabilities	8,720	8,192
Stockholders’ equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million and 129 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,287	3,298
Accumulated other comprehensive loss (Note 10)	(38)	(140)
Other	(23)	(33)
Accumulated deficit	(475)	(278)

Total stockholders’ equity	2,882	2,978

Total liabilities and stockholders’ equity	$11,602	$11,170

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2003 and 2002
(in millions)

	First Half

	2003	2002

	(unaudited)
Cash and cash equivalents at January 1	$1,204	$1,024
Cash flows (used in) provided by operating activities	(68)	453
Cash flows from investing activities
Capital expenditures	(403)	(299)
Purchases of securities	(48)	(437)
Sales and maturities of securities	118	250
Other	13	26

Net cash used in investing activities	(320)	(460)

Cash flows from financing activities
Commercial paper, net	(65)	(111)
Proceeds from issuance of other debt	161	66
Principal payments on other debt	(64)	(77)
Purchase of treasury stock	(5)	(11)
Cash dividends	(16)	(16)
Other	2	—

Net cash provided by (used in) financing activities	13	(149)
Effect of exchange rate changes on cash	19	8

Net decrease in cash and cash equivalents	(356)	(148)

Cash and cash equivalents at June 30	$848	$876

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1. Financial Statements

     The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments, including normal recurring adjustments, necessary for a fair statement of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the consolidated financial statements and accompanying notes included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 14, 2003.

     Visteon Corporation (“Visteon”) is a leading, global supplier of automotive systems, modules and components. Visteon sells products primarily to global vehicle manufacturers, and also sells to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. Visteon became an independent company when Ford Motor Company (“Ford”) established Visteon as a wholly-owned subsidiary in January 2000 and subsequently transferred to Visteon the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of Visteon on June 28, 2000 (the “spin-off”). Prior to incorporation, Visteon operated as Ford’s automotive components and systems business.

NOTE 2. Selected Costs, Income and Other Information

Depreciation and Amortization

     Depreciation and amortization expenses are summarized as follows:

	Second Quarter		First Half

	2003	2002	2003	2002

		(in millions)
Depreciation	$144	$140	$284	$280
Amortization	25	20	48	41

Total depreciation and amortization	$169	$160	$332	$321

Investments with Affiliates

     The following table presents summarized financial data for those affiliates accounted for under the equity method. The amounts represent 100% of the results of operations of these affiliates. Visteon reports its share of their net income in the line “Equity in net income of affiliated companies” on the Consolidated Statement of Income.

	Second Quarter		First Half

	2003	2002	2003	2002

		(in millions)
Net sales	$334	$219	$625	$398
Gross profit	70	43	137	76
Net income	30	22	60	34

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 3. Stock-Based Awards

     Starting January 1, 2003, Visteon began expensing the fair value of stock-based awards granted to employees pursuant to Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” This standard was adopted on a prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, Visteon measures compensation cost using the intrinsic value method. If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value set at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, Visteon’s reported net income (loss) and income (loss) per share would have changed to the pro forma amounts indicated below:

	Second Quarter		First Half

	2003	2002	2003	2002

	(in millions, except per share amounts)
Net income (loss), as reported	$(167)	$72	$(182)	$(266)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	3	1	4	3
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(7)	(5)	(10)	(8)

Pro forma net income (loss)	$(171)	$68	$(188)	$(271)

Income (loss) per share:
Basic and diluted — as reported	$(1.33)	$0.56	$(1.45)	$(2.07)
Basic and diluted — pro forma	$(1.36)	$0.53	$(1.49)	$(2.11)

NOTE 4. Special Charges

First Half 2003 Actions

     Visteon recorded in operating results $266 million and $297 million of pre-tax special charges in the second quarter of 2003 and the first half of 2003, respectively, as summarized below.

	Second Quarter		First Half

	Pre-tax	After-tax	Pre-Tax	After-tax

		(in millions)
Restructuring and other charges:
Second quarter 2003 actions	$49	$31	$49	$31
First quarter 2003 actions	—	—	31	20

Total restructuring and other charges	49	31	80	51
Loss related to seating operations *	217	139	217	139

Total special charges	$266	$170	$297	$190

* Second quarter and first half 2003 amounts include $18 million related to operating losses between the effective date of the agreements (April 1, 2003) and the date the agreements were finalized (June 23, 2003).

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges — (Continued)

Restructuring and Other Charges

     In the second quarter of 2003, Visteon recorded pre-tax charges of $49 million ($31 million after-tax) related to the involuntary separation of 570 hourly employees located in Germany, the separation of about 93 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and other minor actions. The total charge expected to be incurred related to the involuntary separation program in Germany is expected to be about $50 million, of which $42 million was recorded in the second quarter of 2003, with the balance to be recorded in the third and fourth quarters of 2003 based on the estimated dates of the remaining employee separations. As of June 30, 2003, about 200 of the 570 hourly employees were separated. All of the other actions were substantially completed during the second quarter of 2003.

     In the first quarter of 2003, Visteon recorded pre-tax charges of $31 million ($20 million after-tax) which includes $27 million related to the involuntary separation of about 135 U.S. salaried employees, the separation of about 35 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and the elimination of about 120 manufacturing positions in Mexico and other minor actions. Included in the $31 million pre-tax charge are $4 million of non-cash charges related to the write-down of a group of coiled spring and stamping equipment at our Monroe, Michigan, plant for which production activities will be discontinued and the future undiscounted cash flows are less than the carrying value of these fixed assets held for use. Visteon measured the impairment loss by comparing the carrying value of these fixed assets to the expected proceeds from disposal of the assets after completion of remaining production commitments. The above actions were substantially completed during the first quarter of 2003.

     Related to the special voluntary early retirement and separation program that was offered to U.S. salaried employees and recorded during the fourth quarter of 2002, about 164 of the 308 employees who accepted such packages were separated during the first half of 2003. The separation of the remaining U.S. salaried employees will take place at various times during the remainder of 2003.

Seating Operations

     During the second quarter of 2003, Visteon finalized an agreement with Ford Motor Company to transfer seat production located in Chesterfield, Michigan, to another supplier. As part of this agreement, about 1,470 Visteon-assigned Ford-UAW employees working at the Chesterfield, Michigan, facility transferred to Ford, and Visteon agreed to be responsible to reimburse Ford for the actual net costs of transferring seating production through June 2004, including costs related to Ford hourly employee voluntary retirement and separation programs that Ford is expected to implement, offset by certain cost savings expected to be realized by Ford. In addition, Visteon and the new supplier entered into a transitional services agreement under which Visteon would be reimbursed for certain engineering and other services.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges — (Continued)

     Included in costs of sales and our operating results for the second quarter of 2003 is $217 million related to the seating operations consisting of:

•	$114 million of payments to Ford for the estimated costs of separating approximately 650 hourly Ford-UAW employees under Ford employee retirement and separation programs expected to be implemented by Ford during the transition process;

•	$60 million of net other contractually-committed cost payments to Ford;

•	$25 million non-cash charge related to certain seating-related fixed assets, for which production activities will be discontinued and the future undiscounted cash flows are less than the carrying value of these fixed assets held for use. Visteon measured the impairment loss by comparing the carrying value of these fixed assets to the expected proceeds from disposal of the assets after completion of remaining production commitments.

•	$18 million related to operating losses incurred between the effective date of the agreement (April 1, 2003) and the date the agreements were finalized (June 23, 2003).

     Based upon the terms in the agreement related to the $174 million of payments to Ford, Visteon expects to pay about $98 million at various times through June 30, 2004, with about $76 million related to the separation program costs expected to be paid annually in equal installments over ten years with interest. The ultimate costs and cash payments related to this agreement depend on several factors including the actual net costs incurred during the seating production transition phase that is expected to conclude by June 2004. The most critical factors that impact this are the ultimate actual costs incurred related to the relocation, re-deployment and/or employment termination of the 1,470 Visteon-assigned Ford-UAW employees, and the savings achieved by Ford (as defined in the agreement) resulting from resourcing production that will serve as an offset to the transition costs.

     The Hourly Employee Assignment Agreement between Visteon and Ford, entered into in connection with our separation from Ford, provides a mechanism for determining a cash settlement amount for postretirement health and life insurance benefits associated with Visteon-assigned Ford-UAW employees that transfer to Ford. Under this agreement, Ford will assume the retiree health and life benefits for such employees and Visteon will reimburse Ford an amount equal to the SFAS 106 actuarially determined accumulated projected benefit obligation that was transferred to Ford. The agreement also provides that if the reimbursement related to such transfers exceeds $10 million per year, then Visteon has the option to pay $10 million in the first year and pay the balance in succeeding years in annual installments of at least $5 million until the obligation is satisfied, with outstanding amounts bearing interest based on a variable rate equal to the 90-day Treasury Bill rate. During the second quarter of 2003, Visteon reclassified approximately $148 million in postretirement health and life insurance benefit obligations as a liability to Ford based on the estimated SFAS 106 actuarially determined accumulated projected benefit obligation associated with the 1,470 Visteon-assigned Ford-UAW employees working at the Chesterfield, Michigan facility that were transferred to Ford. This amount will be adjusted in the future based upon final actuarial valuation results. At June 30, 2003, about $138 million of this obligation is classified in the line “Other Liabilities” on the Consolidated Balance Sheet with the remainder in current accrued liabilities.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges — (Continued)

First Half 2002 Actions

     In the first quarter of 2002, Visteon recorded total pre-tax charges of $116 million ($74 million after-tax) in costs of sales related to a number of actions discussed further below. In addition, Visteon recorded an impairment loss on goodwill of $363 million ($265 million after-tax) as a cumulative effect of change in accounting principle in the first quarter of 2002 as discussed further in Note 11.

     Effective April 1, 2002, Visteon completed the sale of its restraint electronics business to Autoliv, Inc. for $25 million, resulting in a pre-tax charge in the first quarter of 2002 of $26 million ($16 million after-tax) recorded in costs of sales. The sale includes Visteon’s North American and European order book of approximately $150 million in annual sales to Ford Motor Company and its affiliates, and associated manufacturing operations in Markham, Ontario, as well as related assets and liabilities. As part of the sale, approximately 280 employees from Markham and about 95 engineers from Dearborn, Michigan, transferred to Autoliv.

     In the first quarter of 2002, Visteon recorded pre-tax charges of $95 million ($61 million after-tax) related to the separation of 820 employees at Markham, Ontario, as a result of the company’s decision to move nearly all of the non-restraint electronics business to facilities in Mexico, the elimination of about 215 engineering positions in the United States to reduce research and development costs, the closure of our Visteon Technologies facility in California and the related discontinuation of support for our aftermarket navigation systems product line, the closure of our Leatherworks facility in Michigan and the elimination of about 240 manufacturing positions in Mexico. Included in the $95 million pre-tax charge are $12 million of non-cash charges related to the write-down of equipment to be disposed of and the write-down of aftermarket navigation systems inventory. The engineering-related and Mexican manufacturing-related separations, and the closure of Visteon Technologies, were completed in the first quarter of 2002. The Leatherworks facility was closed in the third quarter of 2002. Visteon completed moving all of the non-restraint electronics business to other facilities and separated substantially all Markham employees by the end of 2002.

     Accrued restructuring liabilities relating to 2001 restructuring actions of $5 million ($3 million after-tax) were credited to costs of sales in the first quarter of 2002, reflecting a change in estimated costs to complete these activities.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges — (Continued)

Restructuring Reserve Activity

     Reserve balances of $47 million and $37 million at June 30, 2003 and December 31, 2002, respectively, are included in current accrued liabilities on the accompanying balance sheets. The June 30, 2003 reserve balance of $47 million includes $15 million related to 2002 actions. The following table does not include costs and expenses associated with the transfer of the seating operations.

	Automotive Operations		Glass Operations

	Employee-Related	Other	Employee-Related	Total

	(in millions)
December 31, 2002 reserve balance	$36	$—	$1	$37
First quarter 2003 actions:
Included in costs of sales	21	4	1	26
Included in selling, administrative and other expenses	5	—	—	5
Second quarter 2003 actions:
Included in costs of sales	49	—	—	49

Total net expense	75	4	1	80
Foreign currency translation	3			3
Utilization	(68)	(4)	(1)	(73)

June 30, 2003 reserve balance	$46	$—	$1	$47

     Utilization in the first half of 2003 of $73 million includes $19 million incurred related to special pension and other postretirement benefits, $50 million of cash payments mainly for severance pay and $4 million related to the non-cash write-down of certain plant assets.

NOTE 5. Debt

     Visteon has financing arrangements with a syndicate of third-party lenders that provide contractually committed, unsecured revolving credit facilities (the “Credit Facilities”). During the second quarter of 2003, we renewed our 364-day revolving credit facility in the amount of $530 million, which now expires in June 2004. In addition to our 364-day revolving facility, we continue to have a revolving credit facility in the amount of $775 million that expires in June 2007. The Credit Facilities also provide for a delayed draw term loan in the amount of $250 million, expiring in 2007, which will be used primarily to finance new construction for facilities consolidation in Southeast Michigan. Borrowings under the Credit Facilities bear interest based on a variable rate interest option selected at the time of borrowing. The Credit Facilities contain certain affirmative and negative covenants including a covenant not to exceed a certain leverage ratio.

     During the second quarter of 2003, Visteon made its initial draws against the delayed draw term loan, resulting in outstanding borrowings of $56 million at June 30, 2003. As of June 30, 2003, there were no amounts outstanding under either of the revolving credit facilities.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 6. Income (Loss) Per Share of Common Stock

     Basic income (loss) per share of common stock is calculated by dividing reported net income (loss) by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted income (loss) per share takes into account the effect of dilutive potential common stock, such as stock options, and contingently returnable shares, such as restricted stock.

	Second Quarter		First Half

	2003	2002	2003	2002

	(in millions, except per share amounts)
Numerator:
Net income (loss)	$(167)	$72	$(182)	$(266)

Denominator:
Average common stock outstanding	130.7	130.8	130.2	130.6
Less: Average restricted stock outstanding	(5.0)	(2.8)	(4.3)	(2.4)

Basic shares	125.7	128.0	125.9	128.2
Net dilutive effect of restricted stock and stock options	—	1.1	—	—

Diluted shares	125.7	129.1	125.9	128.2

Income (loss) per share:
Basic	$(1.33)	$0.56	$(1.45)	$(2.07)
Diluted	$(1.33)	$0.56	$(1.45)	$(2.07)

     For the second quarter of 2003, first half of 2003 and first half of 2002 potential common stock of about 713,000, 613,000 and 712,000 shares, respectively, are excluded as the effect would have been antidilutive.

NOTE 7. Variable Interest Entities

     From June 30, 2002, a variable interest entity, which is owned by an affiliate of a bank and established to build a facility to be leased to Visteon, is included in Visteon’s consolidated financial statements, based on an assessment that substantially all of the expected residual risks or rewards of the entity reside with Visteon. Total assets of this entity were about $60 million and $36 million at June 30, 2003 and December 31, 2002, respectively.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 8. Guarantees

     In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. As of June 30, 2003, the effect of adopting FIN 45 on Visteon’s results of operations and financial position was not material.

     A reconciliation of changes in the product warranty liability is summarized as follows:

First Half

2003

(in millions)
Beginning balance	$17
Accruals for products shipped	8
Accruals for pre-existing warranties (including change in estimates)	3
Settlements	(6)

Ending balance	$22

NOTE 9. Inventories

     Inventories are summarized as follows:

	June 30,	December 31,
	2003	2002

	(in millions)
Raw materials, work-in-process and supplies	$718	$743
Finished products	134	135

Total inventories	$852	$878

U.S. inventories	$495	$548

     Costs of sales for the second quarter of 2003 includes approximately $24 million of pre-tax expense related to inventory adjustments made as a result of a physical inventory.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 10. Comprehensive Income (Loss)

     Comprehensive income (loss) is summarized as follows:

	Second Quarter		First Half

	2003	2002	2003	2002

		(in millions)
Net income (loss)	$(167)	$72	$(182)	$(266)
Change in foreign currency translation adjustments	64	144	85	131
Other	10	(18)	17	(14)

Total comprehensive income (loss)	$(93)	$198	$(80)	$(149)

     Accumulated other comprehensive loss is comprised of the following:

	June 30,	December 31,
	2003	2002

	(in millions)
Foreign currency translation adjustments	$23	$(62)
Realized and unrealized gains/(losses) on derivatives, net of tax	9	(8)
Unrealized loss on marketable securities, net of tax	(1)	(1)
Minimum pension liability, net of tax	(69)	(69)

Total accumulated other comprehensive loss	$(38)	$(140)

NOTE 11. Accounting Change

     Effective January 1, 2002, Visteon adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 no longer permits amortization of goodwill and establishes a new method of testing goodwill for impairment by using a fair-value based approach. Under previous accounting standards, Visteon evaluated goodwill for possible impairment by comparing operating income before amortization of goodwill to the amortization recorded for each of the acquired operations to which the goodwill related. Goodwill is related primarily to the acquisition of the interiors division of Compagnie Plastic Omnium and the increase of Visteon’s ownership in Halla Climate Control Corporation to 70% by purchasing an additional 35%, both of which occurred in 1999.

     SFAS 142 requires goodwill to be evaluated for possible impairment as of January 1, 2002, and periodically thereafter, using a fair-value approach. An initial test for goodwill impairment using a fair-value approach was performed for the Automotive Operations reporting unit by comparing the estimated fair value of our Automotive Operations reporting unit to its net book value. Visteon’s stock market capitalization, as well as market multiples and other factors, were used as the basis for determining the fair value of the Automotive Operations reporting unit. Because the fair value of the Automotive Operations reporting unit was considered less than its net book value, Visteon recorded an impairment loss on goodwill of $363 million ($265 million after-tax) as a cumulative effect of change in accounting principle in the first quarter of 2002. The pre-tax impairment loss consists of $357 million of net goodwill as of December 31, 2001, and $6 million reclassified to goodwill related to certain acquired intangible assets, as required by SFAS 142.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 12. Segment Information

     Visteon’s reportable operating segments are Automotive Operations and Glass Operations. Financial information for the reportable operating segments is summarized as follows:

	Automotive	Glass	Total
	Operations	Operations	Visteon

		(in millions)
Second Quarter
2003:
Sales	$4,459	$154	$4,613
Income (loss) before taxes	(263)	7	(256)
Net income (loss)	(172)	5	(167)
Total assets, end of period	11,316	286	11,602
2002:
Sales	$4,876	$163	$5,039
Income (loss) before taxes	108	9	117
Net income (loss)	66	6	72
Total assets, end of period	11,124	288	11,412
First Half
2003:
Sales	$9,010	$307	$9,317
Income (loss) before taxes	(286)	11	(275)
Net income (loss)	(190)	8	(182)
Total assets, end of period	11,316	286	11,602
2002:
Sales	$9,197	$311	$9,508
Income (loss) before taxes	(8)	18	10
Net income (loss)	(278)	12	(266)
Total assets, end of period	11,124	288	11,412

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 13. Litigation and Claims

     Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against Visteon, including those arising out of alleged defects in Visteon’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; and environmental matters. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

     Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by Visteon for matters discussed in the foregoing paragraph where losses are deemed probable; these reserves are adjusted periodically to reflect estimates of ultimate probable outcomes. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to Visteon and could require Visteon to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at June 30, 2003. Visteon does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on our financial condition, results of operations or cash flows, although such an outcome is possible.